Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO

SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Below is a summary description of the following securities of Conifer Holdings, Inc. (“Conifer”, “the Company”, “we”, “our” and “us”) registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended: (i) common stock, no par value (the “common stock”); and (ii) 9.75% senior notes due 2028 (the “2028 Notes”).

The following discussion is a summary of the terms of our capital stock and does not purport to be complete and is qualified in its entirety by the provisions of our restated certificate of incorporation, as amended (“Articles of Incorporation”) and amended and restated bylaws (“Bylaws”), copies of which are filed with the SEC as exhibits to our Annual Report on Form 10-K of which this Exhibit 4.1 is a part, and the applicable provisions of the Michigan Business Corporation Act (“MBCA”).

Authorized Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, no par value per share, and 10,000,000 shares of preferred stock.

Common Stock

Our Articles of Incorporation authorizes us to issue up to 100,000,000 shares of common stock.

Voting Rights

Each holder of our common stock is entitled to one vote per share on all matters submitted to a vote of the shareholders, including the election of directors. Our Articles of Incorporation and Bylaws do not provide for cumulative voting rights. As a result, the holders of a majority of the shares entitled to vote in any election of directors are able to elect all of the directors standing for election, if they should so choose.

Dividend Rights

Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

Rights Upon Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Other Rights and Preferences

Holders of our common stock have no preemptive, conversion or subscription rights, and there will be no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of our common stock will be subject to, and may be adversely affected by, the rights, preferences and privileges of any series of preferred stock that we may issue in the future.

Preferred Stock

Our Articles of Incorporation authorizes us to issue up to 10,000,000 shares of preferred stock. Our board of directors has the authority to issue preferred stock in one or more series and with such designations and such relative voting, dividend, liquidation and other rights, preferences and limitations thereof.

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Prior to issuance of shares of any series of preferred stock, our board of directors is required to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Michigan. The certificate of designation fixes for each class or series the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Any shares of preferred stock will, when issued, be fully paid and non-assessable.

Series A Preferred Stock

Our board of directors designated 1,000 shares of preferred stock as Series A preferred stock, no par value (the “Series A Preferred Stock”) by filing the Certificate of Designation of Series A Preferred Stock (the “Series A Certificate of Designation”) with the Secretary of State of the State of Michigan.

Maturity

The maturity date of the Series A Preferred Stock is June 30, 2026 (the “Series A Maturity Date”).

Dividends

The dividend rate payable on the Series A Preferred Stock is equal to the prime rate of Waterford Bank, N.A. (“Waterford Bank”) on the date that is 30 days prior to the applicable Dividend Payment Date (as defined in the Series A Certificate of Designation) plus 200 basis points, provided, however, that if the prime rate determined by Waterford Bank shall ever be less than 8.0% per annum, (the “Floor” as defined in the Series A Certificate of Designation), then the prime rate shall be deemed to be the Floor.

Optional Redemption

The Company has the right at the end of any fiscal quarter on or after the initial issue date and up to and including the Series A Maturity Date, to redeem, at its option, in whole or in part, the Series A Preferred Shares. Any such optional redemption shall be effected only out of funds legally available for such purpose. The Company may undertake multiple partial redemptions. Any redemption of the Series A Preferred Shares shall occur on a date set by the Company, subject to certain limitations, at an amount per share equal to the applicable Series A Redemption Price, as defined in the Series A Certificate of Designation. The Series A Preferred Shares may be redeemed pro rata (unless otherwise agreed upon in writing by each holders of Series A Preferred Shares).

The Series A Preferred Shares may be redeemed at a price equal to (i) the Series A Issue Price, plus (ii) the amount that would result in a 20.0%, compounded annually, annualized return to the holder, on the portion of the holder’s shares of Series A Preferred Shares being redeemed, taking into account the payment of the Series A Issue Price and the dividends actually received by such holder on the Series A Preferred Shares, calculated at the time of such redemption; provided, that the redemption premium shall not be less than $75,000 (the “Series A Redemption Price”).

Liquidation

With respect to dividend rights and distribution rights upon the liquidation, winding-up or dissolution of the Company, the Series A Preferred Stock will rank senior to all of the common stock of the Company. In the event of any liquidation event, after the satisfaction in full of the debts of the Company and the payment of any liquidation preference owed to the holders of shares of capital stock of the Company ranking senior to the Series A Preferred Stock, pari passu with the holders of any parity securities by reason of their ownership thereof, but before any distribution or payment out of the assets of the Company shall be made to the holders of junior securities by reason of their ownership thereof, an amount in cash per share equal to (i) $6,000 per share (the “Series A Issue Price”), plus (ii) the amount that would result in a 20.0%, compounded annually, annualized return to the holder, on the portion of the holder’s shares of Series A Preferred Shares being redeemed, taking into account the payment of the Series A Issue Price and the dividends actually received by such holder on the Series A Preferred Shares, calculated at the time of such redemption; provided, that the redemption premium shall not be less than $75,000 (the “Series A Redemption Price”).

Conversion

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The outstanding Series A Preferred Shares shall only be convertible for shares of the Common Stock at the Series A Maturity Date. On the Series A Maturity Date, each outstanding share of the Series A Preferred Shares, that has not otherwise been redeemed, shall automatically be converted into 4,000 shares of Common Stock (equal to the purchase price of $6,000 per each share of Series A Preferred Stock, divided by 1.50), subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the Initial Issue Date (the “Series A Automatic Conversion”). Upon the Series A Automatic Conversion, the holder shall be deemed to be the holder of record of the Common Stock issuable upon such conversion.

Voting Rights

The Series A Preferred Stock has no voting rights for directors or otherwise, except as required by law or as contemplated in the Series A Certificate of Designation with respect to protective provisions.

Series B Preferred Stock

Our board of directors designated 1,500 shares of preferred stock as Series B preferred stock, no par value (the “Series B Preferred Stock”) with an issue price of $5,000 per share (the “Series B Issue Price”) by filing the Certificate of Designation of Series B Preferred Stock (the “Series B Certificate of Designation”) with the Secretary of State of the State of Michigan.

Maturity

The maturity date of the Series B Preferred Stock is December 31, 2026 (the “Series B Maturity Date”)

Dividends

The dividend rate payable on the Series B Preferred Stock is equal to the prime rate of Waterford Bank on the date that is 30 days prior to the applicable Dividend Payment Date (as defined in the Series B Certificate of Designation) plus 600 basis points, provided, however, that if the prime rate determined by Waterford Bank shall ever be less than 12.0% per annum, (the “Floor” as defined in the Series B Certificate of Designation), then the prime rate shall be deemed to be the Floor.

Optional Redemption

The Company has the right at the end of any fiscal quarter on or after the initial issue date and up to and including the Series B Maturity Date, to redeem, at its option, in whole or in part, the Series B Preferred Shares. Any such optional redemption shall be effected only out of funds legally available for such purpose. The Company may undertake multiple partial redemptions.

The Company may undertake multiple partial redemptions. Any redemption of the Series B Preferred Shares shall occur on a date set by the Company, subject to certain limitations, at an amount per share equal to the Series B Issue Price. The Series B Preferred Shares may be redeemed pro rata (unless otherwise agreed upon in writing by each holders of Series B Preferred Shares).

Liquidation

With respect to dividend rights and distribution rights upon the liquidation, winding-up or dissolution of the Company, the Series B Preferred Stock will rank senior to all of the common stock of the Company. In the event of any liquidation event, after the satisfaction in full of the debts of the Company and the payment of any liquidation preference owed to the holders of shares of capital stock of the Company ranking senior to the Series B Preferred Shares, pari passu with the holders of any parity securities by reason of their ownership thereof, but before any distribution or payment out of the assets of the Company shall be made to the holders of junior securities by reason of their ownership thereof, an amount in cash per share equal to the Series B Issue Price.

Conversion

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The Series B Preferred Shares shall not be convertible into any other series or class of capital stock of the Company by the holder or the Company.

Voting Rights

Each share of the Series B Preferred Stock entitles the holder to 3,000 votes on each matter properly submitted to the Company’s shareholders for their vote, however the aggregate voting power of all outstanding shares of the Series B Preferred Stock shall not exceed 19.99% of the aggregate voting power of all voting securities.

2028 Notes

The following is a summary of the material terms and provisions of the 2028 Notes. The statements below describing the 2028 Notes are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the indenture, dated as of September 24, 2018 (the “Base Indenture”) as amended and supplemented by a supplemental indenture (as supplemented, the “2028 Indenture”), entered into between Conifer and Wilmington Trust, National Association, as trustee (the “2028 Notes Trustee”). A copy of the Base Indenture is included as Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on September 24, 2018. Copies of the 2028 Indenture and the form of 2028 Notes are included as Exhibit 4.2 and Exhibit 4.3, respectively, to our Current Report on Form 8-K filed with the SEC on August 8, 2023. You should read these documents in their entirety. In addition, the following summary is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and to all of those terms made a part of the 2028 Note indenture by reference to the Trust Indenture Act.

General

The 2028 Notes are general unsecured senior obligations of Conifer, and will mature on September 30, 2028 (referred to herein as the “note maturity date”), unless redeemed earlier. The 2028 Notes are issued only in fully registered book-entry form without coupons and in minimum denominations of $25 and integral multiples of $25 in excess thereof or in units, each representing $25. We may, without the consent of any of the holders of the 2028 Notes, create and issue additional senior unsecured debt securities so that those additional senior unsecured debt securities would form a single series with the 2028 Notes (referred to herein as “same-series debt securities”) or that would form a new series of senior unsecured debt securities. Such same-series debt securities would have the same terms as the 2028 Notes in all respects, except for the issue date, the issue price and the initial interest payment date. The 2028 Notes and any same-series debt securities would rank equally and ratably and would be treated as a single series of senior unsecured debt securities for all purposes under the 2028 Indenture.

The 2028 Notes bear interest at the rate of 9.75% per year, accruing from August 1, 2023. Interest on the 2028 Notes will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each referred to herein as an “interest payment date”), commencing September 30, 2023, to the persons in whose names the 2028 Notes are registered at the close of business on the preceding March 15, June 15, September 15, and December 15, respectively.

The registered holder of a 2028 Note will be treated as the owner of the 2028 Note for all purposes. Only registered holders have rights under the 2028 Indenture. Payment of the principal of, and interest on, the 2028 Notes represented by a global note registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered owner and holder of such global note.

The 2028 Indenture contains no covenants or restrictions restricting the incurrence of debt by the Company or its subsidiaries except to the extent describe under the heading “- Certain Covenants” below. The 2028 Indenture contains no financial covenants and does not restrict Conifer from paying dividends or issuing or repurchasing other securities, and does not contain any provision that would provide protection to the holders of the 2028 Notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization or similar restructuring or any other event involving the Company or its subsidiaries that may adversely affect our credit quality, except to the extent described under the headings “-Merger, Consolidation, Sale, Lease or Conveyance” and “- Certain Covenants” below.

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The 2028 Notes are not subject to, or entitled to the benefits of, a sinking fund or repurchase by Conifer at the option of the holders. In addition, the 2028 Notes are not convertible into, or exchangeable for, any other securities.

Optional Redemption

Beginning on September 30, 2025 and prior to the note maturity date, we may, at our option, redeem the 2028 Notes in whole at any time or in part from time to time, on not less than 30 days and not more than 60 days prior notice delivered to the holders of the 2028 Notes. The 2028 Notes are redeemable at a redemption price equal to 100% of the principal amount of the 2028 Notes to be redeemed plus accrued and unpaid interest to, but not including, the date of redemption.

On and after any redemption date, interest will cease to accrue on the 2028 Notes called for redemption.

Selection and Notice

If less than all of the 2028 Notes are to be redeemed at any time, the 2028 Notes will be redeemed according to DTC’s applicable procedures or, in the case of definitive notes, by lot, pro rata or by such other method as the 2028 Notes Trustee will deem fair and appropriate. 2028 Notes and portions of 2028 Notes selected shall be in minimum amounts of $25 or whole multiples of $25 in excess thereof or in units, each representing $25, except that, if all of the 2028 Notes of a holder are to be redeemed, the entire outstanding amount of 2028 Notes held by such holder, shall be redeemed.

Notice of redemption will be given to each holder of 2028 Notes to be redeemed at least 30 days and not more than 60 days before the applicable redemption date.

If any 2028 Note is to be redeemed in part only, the notice of redemption that relates to that 2028 Note will state the portion of the principal amount of that 2028 Note that is to be redeemed. A 2028 Note in principal amount equal to the unredeemed portion of the original 2028 Note will be issued in the name of the holder of any 2028 Note being redeemed in part upon surrender for cancellation of the original 2028 Note. The 2028 Notes called for redemption become due and payable on the date fixed for redemption.

Events of Default; Waiver

An “event of default,” when used in the 2028 Indenture, means any of the following:

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default in the payment of any installment of interest on the 2028 Notes as and when due and payable, and continuance of such default for a period of 30 days;

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default in the payment of the principal on the 2028 Notes as and when due and payable either at maturity, upon redemption, by declaration of acceleration or otherwise;

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failure to duly observe or perform any of the covenants, warranties or agreements on the part of Conifer in respect of the 2028 Notes in the 2028 Indenture (other than a covenant, warranty or agreement, a default in whose performance or whose breach is specifically dealt with in the section of the 2028 Indenture governing events of default) and the continuance of such default or breach for a period of 90 days after the date on which written notice of such failure, specifying such failure and requiring the same to be remedied, shall have been given to Conifer by the 2028 Notes Trustee, by registered mail, or to Conifer and the 2028 Notes Trustee by the holders of at least 25% in aggregate principal amount of the 2028 Notes;

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if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness of Conifer, whether such indebtedness now exists or is hereafter created or incurred, happens and consists of default in the payment of more than $15 million in principal amount of such indebtedness at the maturity thereof, after giving effect to any applicable grace period, or results in such indebtedness in principal amount in excess

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of $15 million becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such default is not cured or such acceleration is not rescinded or annulled within a period of 30 days after the date on which written notice of such failure, specifying such failure and requiring the same to be remedied, shall have been given to Conifer by the 2028 Notes Trustee, by registered mail, or to Conifer and the 2028 Notes Trustee by the holders of at least 25% in aggregate principal amount of the 2028 Notes;

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the failure by Conifer within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $15 million, which is not stayed on appeal or is not otherwise being appropriately contested in good faith;

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a decree or order by a court having jurisdiction in the premises shall have been entered adjudging Conifer bankrupt or insolvent, or approving as properly filed a petition seeking reorganization of Conifer under the Federal bankruptcy laws or any other similar applicable Federal or state law, and such decree or order shall have continued undischarged and unstayed for a period of 60 days; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver or liquidator or trustee or assignee or other similar official in bankruptcy or insolvency of Conifer or of all or substantially all of its property, or for the winding up or liquidation of its affairs, shall have been entered, and such decree or order shall have continued undischarged and unstayed for a period of 60 days; or

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Conifer shall institute proceedings to be adjudicated voluntarily bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking an arrangement or a reorganization under the Federal bankruptcy laws or any other similar applicable Federal or state law, or shall consent to the filing of any such petition, or shall consent to the appointment of a receiver or liquidator or trustee or assignee or other similar official in bankruptcy or insolvency of it or of all or substantially all of its property, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due.

If an event of default occurs and continues, the 2028 Notes Trustee by notice to Conifer, or the holders of at least 25% in aggregate principal amount of the outstanding 2028 Notes by notice to Conifer (with a copy to the 2028 Notes Trustee), may declare the entire principal of and all accrued but unpaid interest on all the 2028 Notes to be due and payable immediately. Subject to certain conditions, but before a judgment or decree for payment of the money due has been obtained, such declaration and its consequences may be rescinded and annulled by the holders of a majority in principal amount of the outstanding 2028 Notes. The 2028 Indenture also provides that the holders of a majority in principal amount of the 2028 Notes may waive any existing default with respect to the 2028 Notes and its consequences, except a default in the payment of the principal of and interest on the 2028 Notes.

The holders of a majority in principal amount of the 2028 Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the 2028 Notes Trustee or exercising any trust or power conferred on the 2028 Notes Trustee. However, the 2028 Notes Trustee may decline to follow any such direction if the 2028 Notes Trustee determines upon advice of counsel that the action or proceeding so directed may not lawfully be taken or if the 2028 Notes Trustee in good faith determines that the action or proceeding so directed would involve the 2028 Notes Trustee in personal liability or if the 2028 Notes Trustee in good faith determines that the actions or forbearances specified in or pursuant to such direction would be unduly prejudicial to the interests of holders of the 2028 Notes not joining in the giving of such directions. In addition, the 2028 Notes Trustee may take any other action deemed proper by the 2028 Notes Trustee not inconsistent with such direction received from the holders of the 2028 Notes. The 2028 Notes Trustee shall not be obligated to take any action at the direction of holders unless such holders have offered (and if requested, provided) to the 2028 Notes Trustee security or indemnity satisfactory to the 2028 Notes Trustee.

In case an event of default occurs and is continuing, the 2028 Notes Trustee will be under no obligation to exercise any of the rights or powers under the 2028 Indenture at the request or direction of any holders of 2028 Notes unless such holders have offered (and if requested, provided) to the 2028 Notes Trustee security indemnification satisfactory to the 2028 Notes Trustee in its sole and absolute discretion. Except to enforce the right to receive payment of principal, premium, if any, or interest, when due, no holder of a 2028 Note may pursue any remedy with respect to the 2028 Indenture or such 2028 Note unless:

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such holder has previously given the 2028 Notes Trustee written notice of the occurrence of an event of default and the continuance thereof;

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holders of not less than 25% in aggregate principal amount of the outstanding 2028 Notes have made a written request to the 2028 Notes Trustee to pursue the remedy;

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such holders provide to the 2028 Notes Trustee such indemnity as the 2028 Notes Trustee may require against any loss, liability or expense;

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the 2028 Notes Trustee has not complied with such request within 60 days after receipt of the request and the provision of security or indemnity reasonably acceptable to the 2028 Notes Trustee; and

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the holders of a majority in aggregate principal amount of the outstanding 2028 Notes do not give the 2028 Notes Trustee a direction inconsistent with the request within such 60-day period.

Except in the case of a default or event of default in payment of principal of and interest on any 2028 Note, the 2028 Notes Trustee will be protected in withholding notice of a default or event of default if and so long as the 2028 Notes Trustee in good faith determines that withholding the notice is in the interests of the holders of the 2028 Notes. Conifer is required to deliver to the 2028 Notes Trustee annually a statement from its applicable officers regarding whether or not they have knowledge of any default or event of default. For purposes of this paragraph, “default” means any event which is, or after notice or lapse of time or both would become, an event of default under the 2028 Indenture with respect to the 2028 Notes.

Ranking

The 2028 Notes are senior unsecured indebtedness of Conifer Holdings, Inc. only and will not be obligations of or guaranteed by any of its subsidiaries. As such, the 2028 Notes:

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rank senior in right of payment to any of Conifer existing and future indebtedness and other obligations that are, by their terms, expressly subordinated or junior in right of payment to the 2028 Notes;

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rank equally in right of payment to all of Conifer existing and future unsecured indebtedness and other obligations that are not, by their terms, expressly subordinated or junior in right of payment to the 2028 Notes;

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be effectively subordinated to all of Conifer existing and future secured indebtedness and other obligations to the extent of the value of the collateral securing such secured indebtedness and other obligations; and

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be structurally subordinated to the indebtedness and other obligations of all of Conifer subsidiaries.

Merger, Consolidation, Sale, Lease or Conveyance

The terms of the 2028 Indenture and the 2028 Notes do not prevent any consolidation or merger of Conifer with or into any other person, or successive consolidations or mergers in which Conifer or its successor or successors is a party or parties, or prevent any sale, conveyance or lease of all or substantially all of the property of Conifer to any other person authorized to acquire and operate the same. However, the terms of the 2028 Indenture and the 2028 Notes require that any such consolidation, merger, sale, conveyance or lease be upon the condition that:

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immediately after such consolidation, merger, sale, conveyance or lease, the person formed by or surviving any such consolidation or merger, or to which such sale, conveyance or lease is made, is not in default in the performance or observance of any of the terms, covenants and conditions of the 2028 Indenture to be kept or performed by Conifer; and

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the due and punctual payment of the principal of and premium, if any, and interest on the 2028 Notes, and the due and punctual performance and observance of all of the covenants and conditions of the 2028 Indenture to be performed or observed by Conifer, are expressly assumed by the person (if other than Conifer) formed by such consolidation, or into which Conifer is merged, or by the person which shall have acquired or leased such property.

Upon any such consolidation or merger, sale, lease or conveyance, the successor corporation formed, or into which Conifer is merged or to which such sale, conveyance or transfer is made, shall succeed to, and be substituted for, Conifer under the 2028 Indenture with the same effect as if it had been an original party to the 2028 Indenture. As a result, Conifer will be released from all its liabilities and obligations under the 2028 Indenture and under the 2028 Notes.

Although there is a limited body of case law interpreting the phrase “substantially all” and similar phrases, there is no precisely established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “substantially all” the property or assets of a person.

Certain Covenants

Subject to certain exceptions, the 2028 Indenture:

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prohibits Conifer from, directly or indirectly, selling, assigning, pledging, transferring or otherwise disposing, and Conifer cannot permit any of its subsidiaries to, directly or indirectly, sell, pledge, assign, transfer or otherwise dispose of, shares of voting capital stock, or securities convertible into voting capital stock, or options, warrants or rights to subscribe for or purchase capital stock of a Material Subsidiary (as defined below); and

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prohibits Conifer from permitting a Material Subsidiary to issue, sell or otherwise dispose of any shares of its voting capital stock or securities convertible into its voting capital stock or options, warrants or rights to subscribe for or purchase its voting capital stock, unless Conifer will own, directly or indirectly, at least 90% of the issued and outstanding voting stock of the Material Subsidiary after giving effect to that transaction. The covenant described in the preceding sentence does not apply to any transaction of the type described above under “- Merger, Consolidation, Sale, Lease or Conveyance.”

Furthermore, under the 2028 Indenture, Conifer may not permit a Material Subsidiary to:

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merge or consolidate with or into any corporation or other person, unless such Material Subsidiary is the surviving corporation or person, or unless Conifer will own, directly or indirectly, at least 90% of the surviving corporation’s issued and outstanding voting stock;

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lease, sell, assign or transfer all or substantially all of its properties and assets to any corporation or other person (other than us), unless Conifer will own, directly or indirectly, at least 90% of the issued and outstanding voting stock of that corporation or other person; or

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pay any dividend in a Material Subsidiary’s voting capital stock or make any other distribution in its voting capital stock, other than to Conifer or its other subsidiaries, unless the Material Subsidiary to which the transaction relates, after obtaining any necessary regulatory approvals, unconditionally guarantees payment of the principal and any premium and interest on the 2028 Notes.

A Material Subsidiary means a direct or indirect subsidiary of Conifer that is an insurance company with statutory surplus of at least $10 million for the most recently completed fiscal quarter.

However, Conifer may agree to any such merger or consolidation or sale, lease, assignment, pledge or transfer of securities, properties or assets if: (i) required by law and such lease, sale, assignment or transfer of securities is made to any person for the purpose of the qualification of such person to serve as a director; (ii) such lease, sale, assignment or transfer of securities is made by Conifer or any of its subsidiaries acting in a fiduciary capacity for any person other

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than Conifer or any of its subsidiaries; (iii) made in connection with the consolidation of Conifer with or the sale, lease or conveyance of all or substantially all of the assets of Conifer to, or merger of Conifer with or into, any other person (as to which the covenant described above under the heading “- Merger, Consolidation, Sale, Lease or Conveyance” shall apply); or (iv) it is required as a condition imposed by any law or any rule, regulation or order of any governmental agency or authority to the acquisition by Conifer of another entity; provided that in the case of (iv) only, after giving effect to such acquisition, (y) at least 90% of the issued and outstanding voting stock of such entity will be owned, directly or indirectly, by Conifer and (z) Conifer’s consolidated assets will be at least equal to 70% of its consolidated assets prior to the acquisition. These covenants will not prohibit Conifer or a Material Subsidiary from pledging any assets to secure borrowings incurred in the ordinary course of business.

Furthermore, for so long as the 2028 Notes are outstanding, Conifer may not under the 2028 Indenture, nor may it permit any of its subsidiaries to, incur debt for borrowed money, commitments for the extension of debt for borrowed money or other obligations in excess of the greater of (i) $10 million and (ii) 10% of shareholders’ equity as reported in the most recent consolidated financial statements filed with the Securities and Exchange Commission, in each case in the aggregate, which is secured by any shares of voting stock of a Material Subsidiary (or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of that voting stock) without making effective provision for securing the 2028 Notes equally and ratably with that secured debt. However, this covenant will not apply (A) to any of the indebtedness described in the section “Description of Other Indebtedness”; or (B) to the extent that Conifer continues to own, directly or indirectly, at least 90% of the issued and outstanding voting stock of each Material Subsidiary (treating that encumbrance as a transfer of those shares to the secured party). The foregoing restriction does not apply to any:

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pledge, encumbrance or lien to secure Conifer’s indebtedness or the indebtedness of a subsidiary as part of the purchase price of such shares of voting stock, or incurred prior to, at the time of or within 120 days after acquisition thereof for the purpose of financing all or any part of the purchase price thereof;

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lien for taxes, assessments or other government charges or levies (i) which are not yet due or payable without penalty, (ii) which Conifer is contesting in good faith by appropriate proceedings so long as Conifer has set aside on its books such reserves as shall be required in respect thereof in conformity with generally accepted accounting principles or (iii) which secure obligations of less than $500,000 in amount; or

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lien of any judgment, if that judgment (i) is discharged, or stayed on appeal or otherwise, within 90 days, (ii) is currently being contested in good faith by appropriate proceedings so long as Conifer has set aside on its books such reserves as shall be required in respect thereof in conformity with generally accepted accounting principles or (iii) involves claims of less than $500,000.

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The holders of not less than a majority in aggregate principal amount of the 2028 Notes may waive compliance in a particular instance by Conifer with any provision of the 2028 Indenture or the 2028 Notes, including the foregoing covenants, except as otherwise stated below under “- Modification of the 2028 Indenture.”

Satisfaction and Discharge

The 2028 Indenture will be discharged and will cease to be of further effect as to all 2028 Notes (except for certain surviving rights of the 2028 Notes Trustee and Conifer’s obligations with respect thereto), when:

(1) either: (a) all 2028 Notes that have been authenticated and delivered, except lost, stolen or destroyed 2028 Notes that have been replaced or paid and 2028 Notes for which payment has been deposited in trust or segregated and held in trust by Conifer and thereafter repaid to Conifer, have been delivered to the 2028 Notes Trustee for cancellation; or (b) all Notes that have not been delivered to the 2028 Notes Trustee for cancellation (i) have become due and payable at their stated maturity, (ii) shall become due and payable within one year or (iii) if redeemable at Conifer’s option, are to be called for redemption within one year under arrangements satisfactory to the 2028 Notes Trustee for the giving of notice of redemption by the 2028 Notes Trustee in the name, and at the expense, of Conifer and Conifer has irrevocably deposited with the 2028 Notes Trustee or the paying agent, in trust, for the benefit of the holders of the 2028 Notes, cash in

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Exhibit 4.1

United States dollars and/or non-callable government securities in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the entire indebtedness on the 2028 Notes not delivered to the 2028 Notes Trustee for cancellation for principal, premium, if any, and accrued but unpaid interest, to the date of maturity or redemption, as the case may be;

(2) Conifer has paid all sums payable by it under the 2028 Indenture with respect to the 2028 Notes;

(3) Conifer has delivered irrevocable instructions to the 2028 Notes Trustee to apply the deposited money toward the payment of the 2028 Notes at maturity or on the redemption date, as the case may be; and

(4) Conifer has delivered to the 2028 Notes Trustee an officers’ certificate and an opinion of counsel stating that the conditions precedent to the satisfaction and discharge of the 2028 Notes have been satisfied. Conifer will be deemed to have paid and will be discharged from any and all obligations in respect of the 2028 Notes on the 91st day after it has made the deposit referred to below, and the provisions of the 2028 Indenture will cease to be applicable with respect to the 2028 Notes (except for, among other matters, certain obligations to register the transfer of or exchange of the 2028 Notes, to replace stolen, lost or mutilated 2028 Notes, to maintain paying agencies and to hold funds for payment in trust) if:

(1) Conifer has irrevocably deposited with the 2028 Notes Trustee, in trust, cash in United States dollars and/or non-callable government securities that will provide funds in amount sufficient, without reinvestment, in the opinion of a nationally recognized public accounting firm, to pay the principal of, premium, if any, and accrued interest on the 2028 Notes at the time such payments are due or on the applicable redemption date in accordance with the terms of the 2028 Indenture;

(2) Conifer has delivered to the 2028 Notes Trustee: (i) an opinion of counsel to the effect that beneficial owners of the 2028 Notes will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance had not occurred, which opinion of counsel must be based upon a ruling of the Internal Revenue Service to the same effect or a change in applicable federal income tax law or related treasury regulations after the date of the 2028 Indenture; and (ii) an opinion of counsel to the effect that the defeasance trust does not constitute an “investment company” within the meaning of the Investment Company Act of 1940 and, after the passage of 91 days following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(3) no default (as defined above) or event of default will have occurred and be continuing on the date of such deposit, or insofar as events of default due to certain events of bankruptcy, insolvency or reorganization in respect of Conifer are concerned, during the period ending on the 91st day after the date of such deposit;

(4) Conifer shall have delivered to the 2028 Notes Trustee an officers’ certificate and an opinion of counsel, each stating that, subject to certain assumptions and exclusions, all conditions precedent provided for or relating to the defeasance have been complied with; and

(5) the 2028 Notes Trustee shall have received such other documents, assurances and opinions of counsel as the 2028 Notes Trustee shall have reasonably required.

Covenant Defeasance

Conifer will not need to comply with certain restrictive covenants, and the provisions of the 2028 Indenture will cease to be applicable with respect to an event of default under the 2028 Notes other than an event of default due to its failure to pay the principal of or interest on the 2028 Notes when due, upon the satisfaction of the conditions described in clauses 1, 2, 3, 4 and 5 of the preceding paragraph.

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Exhibit 4.1

If Conifer exercises its option to omit compliance with certain provisions of the 2028 Indenture as described in the immediately preceding paragraph and the 2028 Notes are declared due and payable because of the occurrence of an event of default that remains applicable, the amount of money and/or non-callable government securities on deposit with the 2028 Notes Trustee may not be sufficient to pay amounts due on the 2028 Notes at the time of acceleration resulting from such event of default. In such event, Conifer will remain liable for such payments.

Modification of the 2028 Indenture

With the consent of the holders of greater than 50% in aggregate principal amount of the 2028 Notes then outstanding, waivers, modifications and alterations of the terms of the 2028 Indenture may be made which affect the rights of such holders of the 2028 Notes. However, no modification or alteration may, without the consent of all holders of the 2028 Notes then outstanding affected thereby:

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change the stated maturity of the principal of, or any premium or any installment of interest on, the 2028 Notes;

•
reduce the principal amount of, or the rate, or modify the calculation of such rate, of interest on, or any premium payable upon the redemption of, the 2028 Notes;

•
change the redemption provisions of the 2028 Notes;

•
change the place of payment or the coin or currency in which the principal of or any premium or interest on the 2028 Notes is payable;

•
impair the right to institute suit for the enforcement of any payment on or after the stated maturity of the 2028 Notes or, in the case of redemption, on or after the redemption date;

•
modify any of the provisions of the indenture relating to the offices for notices and payments, filling vacancies in the 2028 Notes Trustee’s office, and paying agent provisions in a manner adverse to holders of the debt securities; or

•
reduce the percentage of 2028 Notes, the holders of which are required to:

o
consent to any supplemental indenture;

o
rescind and annul a declaration that the 2028 Notes are due and payable as a result of the occurrence of an event of default;

o
waive any past event of default under the 2028 Indenture and its consequences; and

o
waive compliance with other specified provisions of the 2028 Indenture.

In addition, as described in “- Events of Default; Waiver” set forth above, holders of greater than 50% in aggregate principal amount of the 2028 Notes then outstanding may waive past events of default with respect to the 2028 Notes in specified circumstances and may direct the trustee in enforcement of remedies.

Conifer and the 2028 Notes Trustee may, without the consent of any holders, modify and supplement the 2028 Indenture:

• to evidence the succession of another corporation to Conifer under the 2028 Indenture, or successive successions, and the assumption by the successor corporation of our covenants, agreements and obligations pursuant to the 2028 Indenture;

• to add to the covenants applicable to Conifer such further covenants, restrictions, conditions or provisions as our board of directors and the 2028 Notes Trustee shall consider to be for the protection of the

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Exhibit 4.1

holders of the 2028 Notes, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions a default or event of default with respect to such series permitting the enforcement of all or any of the several remedies provided in the 2028 Indenture; provided, however, that in respect of any such additional covenant, restriction or condition, such supplemental 2028 Indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such default or may limit the remedies available to the 2028 Notes Trustee upon such default;

• to cure any ambiguity or to correct or supplement any provision contained in the 2028 Indenture or in any supplemental 2028 Indenture which may be defective or inconsistent with any other provision contained in the 2028 Indenture or in any supplemental indenture or any description of such provision contained herein;

• to convey, transfer, assign, mortgage or pledge any property to or with the 2028 Notes Trustee;

• to make other provisions in regard to matters or questions arising under the 2028 Indenture as shall not adversely affect the interests of the holders and to make any change that would provide additional rights or benefits to the holders of the 2028 Notes or that does not adversely affect the legal rights under the 2028 Indenture of any such holder;

• to evidence and provide for the acceptance of appointment by another corporation as a successor trustee under the 2028 Indenture with respect to the 2028 Notes and to add to or change any of the provisions of the 2028 Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the 2028 Indenture by more than one trustee;

• to modify, amend or supplement the 2028 Indenture in such a manner as to permit the qualification of any supplemental indenture under the TIA as then in effect, except that nothing contained in the 2028 Indenture shall permit or authorize the inclusion in any supplemental indenture of the provisions referred to in Section 316(a)(2) of the TIA;

• to provide for the issuance under the 2028 Indenture of debt securities in coupon form (including debt securities registrable as to principal only) and to provide for exchangeability of such debt securities with debt securities of the same series issued hereunder in fully registered form and to make all appropriate changes for such purpose;

• to change or eliminate any of the provisions of the 2028 Indenture; provided, however, that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision; and

• to establish any additional form of debt security and to provide for the issuance of any additional series of debt securities.

Outstanding Notes; Determinations of Holders’ Actions

Notes outstanding at any time are the 2028 Notes authenticated by the 2028 Notes Trustee except for those cancelled by it, those mutilated, destroyed, lost or stolen that have been replaced by the 2028 Notes Trustee, those delivered to the 2028 Notes Trustee for cancellation and those described below as not outstanding. A 2028 Note does not cease to be outstanding because Conifer or an affiliate of Conifer holds the 2028 Note; provided, that in determining whether the holders of the requisite principal amount of 2028 Notes have given or concurred in any request, demand, authorization, direction, notice, consent, amendment or waiver, 2028 Notes owned by Conifer or an affiliate of Conifer will be disregarded and deemed not to be outstanding; provided further, that for purposes of determining whether the 2028 Notes Trustee shall be protected in relying on such request, demand, authorization, notice, consent, amendment or waiver, only 2028 Notes which a responsible officer of the 2028 Notes Trustee actually knows are so owned shall be disregarded. If the paying agent holds on a redemption date money or securities sufficient to pay 2028 Notes payable on that date, then immediately after such redemption date such 2028 Notes will cease to be outstanding.

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Exhibit 4.1

The 2028 Notes Trustee may make reasonable rules for action by or a meeting of holders of the 2028 Notes. The registrar or paying agent may make reasonable rules and set reasonable requirements for its functions.

Limitation on Individual Liability

No director, officer, employee, incorporator or shareholder of Conifer, as such, will have any liability for any obligations of Conifer under the 2028 Notes or the 2028 Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of a 2028 Note, by accepting a 2028 Note waives and releases such liability. The waiver and release are part of the consideration for the issuance of the 2028 Notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

2028 Notes Trustee

Wilmington Trust, National Association will act as trustee for the 2028 Notes under the 2028 Indenture, as permitted by the terms thereof. At all times, the 2028 Notes Trustee must be organized and doing business under the laws of the United States or any state thereof, and must comply with the applicable requirements under the TIA. The 2028 Notes Trustee may resign at any time by giving Conifer written notice and may be removed as 2028 Notes Trustee with respect to the 2028 Notes:

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by notification in writing by the holders of a majority in aggregate principal amount of the outstanding 2028 Notes; or

•
by Conifer if the 2028 Notes Trustee (i) fails to comply with the obligations imposed upon it under the TIA; (ii) is not organized and doing business under the laws of the United States or any state thereof; (iii) becomes incapable of acting as Trustee; or (iv) a court takes certain actions with respect to such 2028 Notes Trustee relating to bankruptcy or insolvency.

If the 2028 Notes Trustee resigns or is removed, or if a vacancy exists in the office of the 2028 Notes Trustee for any reason, Conifer will promptly appoint a new trustee. A resignation or removal of the 2028 Notes Trustee will become effective only upon the successor 2028 Notes Trustee’s acceptance of appointment in writing. The successor 2028 Notes Trustee will deliver a notice of its succession to holders of the 2028 Notes.

If the 2028 Notes Trustee acquires any conflicting interest, as defined in the TIA, with respect to the 2028 Notes, within 90 days after the 2028 Notes Trustee has acquired a conflicting interest which has not been cured or waived, the 2028 Notes Trustee would generally be required by the TIA to eliminate that conflicting interest or resign as 2028 Notes Trustee with respect to the 2028 Notes issued under the 2028 Indenture. If the 2028 Notes Trustee resigns, Conifer is required to promptly appoint a successor trustee with respect to the 2028 Indenture and the 2028 Notes.

The 2028 Notes Trustee will be under no obligation to exercise any of the rights or powers vested in it by the 2028 Indenture at the request or direction of any of the holders pursuant to the 2028 Indenture, unless such holders shall have offered to the 2028 Notes Trustee security or indemnity satisfactory to the 2028 Notes Trustee against the costs, expenses, losses and liabilities which might be incurred by it in compliance with such request or direction.

The 2028 Notes Trustee and/or certain of its affiliates may provide banking, investment and other services to us. A trustee under the 2028 Indenture may act as trustee under any of our other indentures.

Notices

Any notices required to be given to the holders of the 2028 Notes will be given to DTC, and DTC will communicate these notices to DTC participants in accordance with its standard procedures.

Governing Law

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Exhibit 4.1

The 2028 Indenture and the 2028 Notes are governed by, and are construed in accordance with, the laws of the State of New York. The 2028 Indenture is subject to the provisions of the TIA that are required to be part of the 2028 Indenture and shall, to the extent applicable, be governed by such provisions.

Book-Entry, Delivery and Form of Notes

The 2028 Notes initially are represented by one or more permanent global certificates (which may be subdivided) in definitive fully registered form without interest coupons (referred to herein as “global notes”). The global notes were deposited with, or on behalf of, DTC and are registered in the name of DTC or its nominee. Investors may hold their beneficial interests in a global note directly through DTC or indirectly through organizations which are participants in the DTC system.

The global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for 2028 Notes in certificated form except in the limited circumstances described below under.” Transfer of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct and indirect participants, which may change from time to time.

Exchange of Book-Entry Notes for Certificated Notes

A global note is exchangeable for certificated Existing Notes in definitive, fully registered form without interest coupons if:

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DTC notifies Conifer that it is unwilling or unable to continue as depositary for the global notes and Conifer fails to appoint a successor depositary within 90 days of receipt of DTC’s notice, or DTC has ceased to be a clearing agency registered under the Exchange Act and Conifer fails to appoint a successor depositary within 90 days of becoming aware of this condition;

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at Conifer’s request, DTC notifies holders of the Existing Notes that they may utilize DTC’s procedures to cause the Existing Notes to be issued in certificated form, and such holders request such issuance; or

•
an event of default, or any event which after notice or lapse of time or both would be an event of default, exists under the Existing Indenture and a request is made by DTC or one of its participants.

In addition, beneficial interests in a global note may be exchanged by or on behalf of DTC for certificated Existing Notes upon request by DTC, but only upon at least 20 days’ prior written notice given to the Existing Notes Trustee in accordance with DTC’s customary procedures. In all cases, certificated Existing Notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository in accordance with its customary procedures.

Anti-Takeover Provisions

Chapter 7A of the MBCA

We are subject to the provisions of Chapter 7A of the MBCA. In general, subject to certain exceptions, the MBCA prohibits a Michigan corporation from engaging in a “business combination” with an “interested shareholder” for a period of five years following the date that such shareholder becomes an interested shareholder, unless (i) prior to such date, the board of directors approves the business combination or (ii) on or subsequent to such date, the business combination is approved by at least 90% of the votes of each class of the corporation’s stock entitled to vote and by at least two-thirds of such voting stock not held by the interested shareholder or such shareholder’s affiliates. The MBCA defines a “business combination” to include certain mergers, consolidations, dispositions of assets or shares and recapitalizations. An “interested shareholder” is defined by the MBCA to include a beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation.

Articles of Incorporation and Bylaws

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Exhibit 4.1

Our Articles of Incorporation and Bylaws provides that the authorized number of directors will be specified by the board of directors, and vacancies and newly created directorships on the board of directors may, except as otherwise required by law or determined by the board of directors, only be filled by an affirmative vote of a majority of the board of directors and an 80% majority of all of the directors then in office, even though less than a quorum.

Under our Articles of Incorporation, we may create additional classes or series of preferred stock. Our board of directors is authorized, subject to limitations prescribed by Michigan law, to issue additional preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, to redeem such shares and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our shareholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our shareholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common shares. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our Company and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

Our Bylaws provide that all shareholder actions must be effected at a duly called meeting of shareholders and eliminate the right of shareholder to act by written consent without a meeting. Our Bylaws also provide that only our Chairman of the board of directors, President or the board of directors pursuant to a resolution adopted by a majority of directors may call a special meeting of shareholders.

Additionally, our Bylaws set forth advance notice procedures with regard to the nomination of candidates for election as directors or the proposal of other business to be presented at meetings of shareholders. These procedures provide that notice of such shareholder proposals must be timely and comply with various disclosure obligations. The advance notice requirements may have the effect of precluding the consideration of certain business at a meeting if the notice procedures are not properly followed.

The combination of these provisions will make it more difficult for our existing shareholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing shareholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Choice of Forum

Our Bylaws proves that the courts of the State of Michigan located in Oakland County and the United States District Court for the Eastern District of Michigan will be the sole and exclusive forum for:

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any derivative action or proceeding brought on our behalf,

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any action asserting a claim of breach of a fiduciary duty;

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Exhibit 4.1

•
any action asserting a claim arising pursuant to any provision of the MBCA, or

•
any action asserting a claim otherwise governed by the internal affairs doctrine.

The provision does not apply to suits brought to enforce a duty or liability created by the Exchange Act.

The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation and bylaws has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our Articles of Incorporation to be inapplicable or unenforceable in such action.

Fully Paid and Nonassessable

All of our outstanding shares are duly authorized, validly issued, fully paid and nonassessable.

Transfer Agent

The transfer agent and the registrar for the Company is Equiniti Trust Company LLC, 6201 15th Avenue, Brooklyn, New York 11219; Telephone: 800-937-5449.

Common Stock Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “CNFR.”

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